PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 46 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                       Dated March 15, 2004
                                                                  Rule 424(b)(3)


                                   $4,400,000

                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                    .25% Exchangeable Notes due May 15, 2010

                   Exchangeable for Shares of Common Stock of
                              Cisco Systems, Inc.

Beginning March 30, 2004, you will be able to exchange your notes for a number of shares of Cisco common stock, subject to our right to call all of the notes on or after May 15, 2006.

o    The principal amount of each note is $1,000 and the issue price of each note is $1,211.25.

o We will pay interest at the rate of .25% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each May 15 and November 15, beginning May 15, 2004.

o    Beginning March 30, 2004 you will have the right to exchange each note for
     48.6088 shares of Cisco common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment for certain events relating to Cisco. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

o We have the right to call all of the notes on or after May 15, 2006. If we call the notes on any day from and including May 15, 2006 to and including the maturity date, we will pay to you the call price of $1,000, provided that if the value of 48.6088 shares of Cisco common stock based on the closing price on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you 48.6088 shares of Cisco common stock per note. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of Cisco common stock rather than the $1,000 call price in cash.

o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date.

o Cisco Systems, Inc. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o    The notes will not be listed on any securities exchange.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                           -------------------------
                  PRICE 121.125% AND ACCRUED INTEREST, IF ANY
                           -------------------------

                                   Price to       Agent's      Proceeds to
                                    Public      Commissions      Company
                                   --------     -----------    -----------

Per Note.....................      121.125%        .250%         120.875%
Total........................     $5,329,500      $11,000       $5,318,500


                                 MORGAN STANLEY

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                                     PS-2

                         SUMMARY OF PRICING SUPPLEMENT


     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

Each note costs $1,211.25     We, Morgan Stanley, are offering our .25%
                              Exchangeable Notes due May 15, 2010, which you may exchange for shares of common stock of Cisco
                              Systems, Inc. beginning on March 30, 2004. We refer to Cisco Systems, Inc. as Cisco, and we refer to the common stock of Cisco as Cisco
                              Stock. The principal amount of each note is $1,000 and the issue price of each note is $1,211.25.

..25% interest on the          We will pay interest on the notes, at the rate of
principal amount              .25% per year on the $1,000 principal amount of
                              each note, semi-annually on each May 15 and November 15, beginning May 15, 2004, provided that accrued but unpaid interest will not be paid upon any exchange or our call of the notes.

You may exchange each         Beginning March 30, 2004, you may exchange each
note for 48.6088 shares       note for a number of shares of Cisco Stock equal
of Cisco Stock                to the exchange ratio. The exchange ratio is
                              48.6088 shares of Cisco Stock per note, subject to adjustment for certain corporate events relating to Cisco.

How to exchange your notes    When you exchange your notes, our affiliate
                              Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Cisco Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o deliver your note certificate to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                              If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                              You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of Cisco Stock rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you   At our option, on the third business day after
cash or Cisco Stock if you    you fulfill all the conditions of your exchange,
elect to exchange your notes  we will either:

                              o  deliver to you shares of Cisco
                                 Stock, or
                              o  pay to you the cash value of such shares.

                              We will not pay any accrued but unpaid interest if you elect to exchange your notes.

On or after May 15, 2006,     We may call the notes for settlement on any day,
we may call the notes for     which we refer to as the call date, from and
stock or the $1,000 call      including May 15, 2006 to and including the
price, depending on the price maturity date. If we call the notes, you will not
of Cisco Stock                receive any accrued but unpaid interest on the
                              call date.

                              On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of Cisco Stock underlying each note based on the closing price on such day. We refer to that closing value as parity.

                              If parity is less than the $1,000 call price, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, which is less than the issue price of $1,211.25, you will no longer be able to exercise your exchange right.

                              If, however, parity as so determined is equal to or greater than the call price of $1,000, then we will instead deliver on the call date specified in our notice shares of Cisco Stock at the exchange ratio. In that case, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                              Since the issue price of $1,211.25 is greater than the call price, it is possible that the shares you receive upon our call may be worth less than the issue price.

                              In addition, if we notify you that we are calling the notes for shares of Cisco Stock, it is possible that the closing price of Cisco Stock may be lower on the call date than it was on the last trading day before the date of our call notice, in which case, the value of the Cisco Stock that you receive on the call date for each note may be less than the $1,000 call price and the principal amount of each note. Your continuing right to exercise your exchange right following our decision to call the notes for Cisco Stock allows you to shorten the period during which you are exposed to the risk that the price of Cisco Stock may decrease.

Cisco Stock is currently      The NASDAQ official closing price of Cisco Stock
$22.78 per share              on the date of this pricing supplement was
                              $22.78. You can review the historical prices of Cisco Stock in the section of this pricing supplement called "Description of
                              Notes--Historical Information."

Tax treatment                 There is no direct legal authority as to the
                              proper tax treatment of the notes and
                              consequently significant aspects of the tax treatment of the notes are uncertain. However, we intend to treat the notes as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of
                              Notes-United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange
                              (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. If the Internal
                              Revenue Service (the "IRS") were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of Notes-United States Federal Income Taxation" and the sections called "United States Federal
                              Taxation-Notes-Optionally Exchangeable Notes" and
                              "United States Federal Taxation-Backup
                              Withholding" in the accompanying prospectus supplement. ineYou are urged to consult your own tax advisor regarding all aspects of the U.S.
                              federal income tax consequences of investing in the notes.

MS & Co. will be the          We have appointed our affiliate MS & Co. to act
Calculation Agent             as calculation agent for JPMorgan Chase Bank, the
                              trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Cisco Stock that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect Cisco Stock and that we describe in the section of this pricing supplement called
                              "Description of Notes--Antidilution Adjustments."

No affiliation with           Cisco is not an affiliate of ours and is not
Cisco                         involved with this offering in any way. The notes
                              are obligations of Morgan Stanley and not of Cisco.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS


     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Because the issue price is    Although the issue price of each note is
greater than the par amount   $1,211.25, the call price is equal to $1,000, the
of the notes, the return      par amount of each note. Accordingly, if you do
on your investment may be     not exchange the notes and we do not call the
less than your initial        notes, at maturity you will receive only $1,000
investment                    for each note, which is less than the issue price
                              of $1,211.25 per note.

                              In addition, if we call the notes, and Cisco
                              Stock at the exchange ratio is less than $1,211.25, you may receive up to $211.25 less than your initial investment in each note.

Yield to maturity less than   These notes pay interest at the rate of .25% of
interest on ordinary notes    the principal amount per year. This interest rate
                              is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest upon such exchange or call.

The notes will not be listed  The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of the notes     Several factors, many of which are beyond our
may be influenced by many     control, will influence the value of the notes,
unpredictable factors         including:

                              o   the market price of Cisco Stock

                              o the volatility (frequency and magnitude of changes in price) of Cisco Stock

                              o   geopolitical conditions and economic,
                                  financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Cisco Stock

                              o   interest and yield rates in the market

                              o   the dividend rate on Cisco Stock

                              o the time remaining until (1) you can exchange your notes for Cisco Stock, (2) we can call the notes (which can be on or after May 15, 2006) and (3) the notes mature

                              o   our creditworthiness

                              o the occurrence of certain events affecting Cisco that may or may not require an adjustment to the exchange ratio

                              These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the trading price of Cisco Stock is at, below or not sufficiently above the price of Cisco Stock at pricing.

                              You cannot predict the future performance of Cisco Stock based on its historical performance.

Following our call of the     In the event that we call the notes for shares of
notes, the price of Cisco     Cisco Stock, it is possible that the closing
Stock may decline prior to    price of Cisco Stock may be lower on the call
the call date                 date than it was on the last trading day before
                              the date of our call notice. As a result, it is possible that the value of the Cisco Stock that you receive on the call date for each note may be less than the $1,000 call price.

Morgan Stanley is not         Cisco is not an affiliate of ours and is not
affiliated with Cisco         involved with this offering in any way.
                              Consequently, we have no ability to control the actions of Cisco, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Cisco has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Cisco.

Morgan Stanley may engage in  We or our affiliates may presently or from time
business with or involving    to time engage in business with Cisco without
Cisco without regard to your  regard to your interests, including extending
interests                     loans to, or making equity investments in, Cisco
                              or providing advisory services to Cisco, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Cisco.
                              Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Cisco. These research reports may or may not recommend that investors buy or hold Cisco Stock.

You have no shareholder       Investing in the notes is not equivalent to
rights                        investing in Cisco Stock. As an investor in the
                              notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Cisco Stock.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
the calculation agent is      exchange ratio for certain events affecting Cisco
required to make do not       Stock, such as stock splits and stock dividends,
cover every corporate event   and certain other corporate actions involving
that could affect Cisco Stock Cisco, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect Cisco Stock. For example, the calculation agent is not required to make any adjustments if Cisco or anyone else makes a partial tender offer or a partial exchange offer for Cisco Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests    Because the calculation agent, MS & Co., is our
of the calculation agent      affiliate, the economic interests of the
and its affiliates may        calculation agent and its affiliates may be
influence determinations      adverse to your interests as an investor in the
                              notes. MS& Co. will calculate how many shares of Cisco Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events.
                              Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call or at maturity of the notes. See the section of this pricing supplement called "Description of Notes--Antidilution
                              Adjustments."

Hedging and trading activity  MS & Co. and other affiliates of ours have
by the calculation agent      carried out, and will continue to carry out,
and its affiliates could      hedging activities related to the notes,
potentially affect the value  including trading in Cisco Stock as well as in
of the notes                  other instruments related to Cisco Stock. MS &
                              Co. and some of our other subsidiaries also trade
                              Cisco Stock and other financial instruments related to Cisco Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Cisco Stock and, therefore, the price at which Cisco Stock must trade before the Cisco
                              Stock for which you may exchange each note will be worth as much as or more than the principal amount or issue price of each note. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of Cisco Stock and, accordingly, the value of the Cisco Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

We intend to treat the notes  You should also consider the tax consequences of
as contingent payment debt    investing in the notes. There is no direct legal
instruments for U.S. federal  authority as to the proper tax treatment of the
income tax purposes           notes and consequently significant aspects of the
                              tax treatment of the notes are uncertain.
                              However, we intend to treat the notes as "contingent payment debt instruments" for U.S.
                              federal income tax purposes, as described in the section of this pricing supplement called
                              "Description of Notes-United States Federal
                              Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement.
                              Please read carefully the section of this pricing supplement called "Description of Notes-United
                              States Federal Income Taxation" and the sections called "United States Federal Taxation-Notes-
                              Optionally Exchangeable Notes" and "United States
                              Federal Taxation-Backup Withholding" in the accompanying prospectus supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES


     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our .25% Exchangeable Notes due May 15, 2010 (Exchangeable for Shares of Common Stock of Cisco Systems, Inc.). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount....   $4,400,000

Maturity Date.................   May 15, 2010

Specified Currency............   U.S. dollars

Issue Price...................   121.125%

Interest Rate.................   .25% per annum

Interest Payment Dates........   Each May 15 and November 15, beginning
                                 May 15, 2004

Original Issue Date
(Settlement Date).............   March 22, 2004

CUSIP Number..................   617446ML0

Minimum Denominations.........   $1,000

Distribution at Maturity......   On the Maturity Date, if the Notes have not
                                 been called, you will receive $1,000 in cash plus any accrued but unpaid interest in exchange for each Note as to which your Exchange Right has not been exercised.

Exchange Right................   On any Exchange Date, you will be entitled,
                                 upon your

                                 o  completion and delivery to us and the
                                    Calculation Agent through your participant at The Depository Trust Company, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and

                                 o  instruction to your broker or the
                                    participant through which you own your
                                    interest in the Notes to transfer your book entry interest in the Notes to the Trustee on our behalf on or before the Exchange Settlement Date (as defined below),

                                 to exchange each Note for a number of shares of Cisco Stock equal to the Exchange Ratio, as adjusted for corporate events relating to Cisco. See "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price (as defined below) as described under "--Morgan Stanley Call Right" below.

                                 Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Cisco

                                 Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of Cisco Stock or pay an amount in cash equal to the Exchange Ratio times the Closing Price (as defined below) of Cisco Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Cisco Stock. See "--Closing Price."

                                 We will, or will cause the Calculation Agent to, deliver such shares of Cisco Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                                 Since the Notes will be held only in book entry form, you may exercise your Exchange Right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the Exchange Right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Record Date...................   The Record Date for each Interest Payment Date
                                 (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares..........   If upon any exchange or call of the Notes we
                                 deliver shares of Cisco Stock, we will pay cash in lieu of delivering any fractional share of Cisco Stock in an amount equal to the corresponding fractional Closing Price of
                                 Cisco Stock as determined by the Calculation
                                 Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio................   48.6088, subject to adjustment  for certain
                                 corporate events relating to Cisco. See
                                 "--Antidilution Adjustments" below.

Exchange Date.................   Any Trading Day on which you have duly
                                 completed and delivered to us and the
                                 Calculation Agent, as described under
                                 "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next
                                 Trading Day; provided that such Trading Day falls during the period beginning March 30, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled
                                 Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Morgan Stanley Call Right" below, the
                                 Morgan Stanley Notice Date.

Morgan Stanley Call Right ....   On or after May 15, 2006 to and including  the
                                 Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Cisco Stock at the Exchange Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan
                                 Stanley Notice Date, as determined by the Calculation Agent, is less than the Call
                                 Price, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Cisco Stock or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Cisco Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan Stanley
                                 Call Right.

                                 Except in the case of a call for the cash Call Price as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Call Date.....................   The scheduled Trading Day on or after May 15,
                                 2006 or the Maturity Date (regardless of whether the Maturity Date is a scheduled
                                 Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of Cisco Stock or cash equal to the Call Price to you for mandatory exchange.

Morgan Stanley Notice Date....   The scheduled Trading Day on which we issue
                                 our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio on such Trading
                                 Day times the Closing Price of Cisco Stock
                                 (and any other Exchange Property) on such Trading Day.

Call Price....................   $1,000 per Note

Closing Price.................   The Closing Price for one share of Cisco Stock
                                 (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                    o  if Cisco Stock (or any such other
                                       security) is listed or admitted to
                                       trading on a national securities
                                       exchange, the last reported sale price,
                                       regular way, of the principal trading
                                       session on such day on the principal
                                       United States securities exchange
                                       registered under the Securities Exchange
                                       Act of 1934, as amended (the "Exchange
                                       Act"), on which Cisco

                                       Stock (or any such other security) is
                                       listed or admitted to trading,

                                    o  if Cisco Stock (or any such other
                                       security) is a security of the Nasdaq
                                       National Market (and provided that the
                                       Nasdaq National Market is not then a
                                       national securities exchange), the
                                       Nasdaq official closing price published
                                       by The Nasdaq Stock Market, Inc. on such day, or

                                    o  if Cisco Stock (or any such other
                                       security) is not listed or admitted to
                                       trading on any national securities
                                       exchange or a security of the Nasdaq
                                       National Market but is included in the
                                       OTC Bulletin Board Service (the "OTC
                                       Bulletin Board") operated by the
                                       National Association of Securities
                                       Dealers, Inc., the last reported sale
                                       price of the principal trading session
                                       on the OTC Bulletin Board on such day.

                                 If Cisco Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Cisco Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Cisco Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Cisco Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                 American Stock Exchange LLC, the Nasdaq
                                 National Market, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry. The Notes will be issued in the
                                 form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes.
                                 Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                 Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes.............   MS & Co.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......   The Exchange Ratio will be adjusted as follows:

                                 1. If Cisco Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Cisco Stock.

                                 2. If Cisco Stock is subject (i) to a stock dividend (issuance of additional shares of Cisco Stock) that is given ratably to all holders of shares of Cisco Stock or (ii) to a distribution of Cisco Stock as a result of the triggering of any provision of the corporate charter of Cisco, then once the dividend has become effective and Cisco Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Cisco Stock and
                                 (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Cisco Stock other than distributions described in paragraph 6 below and

                                 Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Cisco Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Cisco Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Price of Cisco Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Cisco Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to Cisco Stock, the Exchange Ratio with respect to Cisco Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Cisco Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Cisco Stock or
                                 (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Cisco Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If Cisco is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Cisco Stock so long as a Closing Price for Cisco Stock is available. If a Closing Price is no longer available for Cisco Stock for whatever reason, including the liquidation of Cisco or the subjection of Cisco to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Cisco Stock will equal zero for so long as no Closing Price is available.

                                 5. If there occurs any reclassification or change of Cisco Stock, including, without limitation, as a result of the issuance of tracking stock by Cisco, or if Cisco has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Cisco as an entirety or substantially as an entirety, in each case as a result of which the holders of Cisco Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Cisco) ("Exchange Property") with respect to or in exchange for such Cisco Stock, then the investors in the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of

                                 Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such investors exchanged such Notes at the then current Exchange Ratio for Cisco Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio. In the event the Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 7.

                                 6. If Cisco issues to all of its shareholders equity securities of an issuer other than Cisco (other than in a transaction described in paragraph 5 above), then the investors in the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Cisco Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Cisco Stock.

                                 7. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Cisco Stock, including, without limitation, a partial tender or exchange offer for Cisco Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Cisco Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

                                 No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                 The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                                 If you exercise your Exchange Right and we elect to deliver Cisco Stock or if we call the Notes for Cisco Stock, the Calculation Agent will continue to make such adjustments until the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Cisco Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Cisco Stock on the primary market for Cisco Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Cisco Stock as a result of which the reported trading prices for Cisco Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Cisco Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Cisco Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Cisco Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Cisco Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case of an
Event of Default..............   In case an event of default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration;
                                 provided
                                 that, if (x) an investor in a Note has
                                 submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official
                                 Notice of Exchange has been duly submitted or
                                 (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Closing Price of Cisco Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that, if we have called the Notes for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price and shall not include any accrued and unpaid interest. See
                                 "--Call Price" above.

Cisco Stock;
Public Information............   Cisco Systems, Inc. manufactures and sells
                                 networking and communications products and provides services associated with that equipment and its use. Cisco Stock is registered under the Exchange Act. Companies with securities registered under the Exchange
                                 Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450
                                 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Cisco pursuant to the Exchange Act can be located by reference to Commission file number
                                 1-18225. In addition, information regarding
                                 Cisco may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Cisco Stock or other securities of Cisco. We have derived all disclosures contained in this pricing supplement regarding Cisco from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Cisco. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Cisco is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Cisco Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Cisco could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Cisco Stock.

                                 We and/or our affiliates may presently or from time to time engage in business with Cisco, including extending loans to, or making equity investments in, Cisco or providing advisory services to Cisco, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Cisco, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Cisco, and these reports may or may not recommend that investors buy or hold Cisco Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Cisco as in your judgment is appropriate to make an informed decision with respect to an investment in Cisco Stock.

Historical Information........   The following table sets forth the published
                                 high and low Closing Prices of Cisco Stock during 2001, 2002, 2003 and during 2004 through March 15, 2004. The Closing Price of
                                 Cisco Stock on March 15, 2004 was $22.78. We obtained the Closing Prices and other information listed below from Bloomberg
                                 Financial Markets, without independent
                                 verification. You should not take the
                                 historical prices of Cisco Stock as an
                                 indication of future performance. We cannot give any assurance that the price of Cisco
                                 Stock will increase sufficiently so that you will receive an amount in excess of the principal amount on any Exchange Date or Call
                                 Date.

                                       Cisco Stock         High         Low
                                 ---------------------    ------      ------
                                 (CUSIP 17275R102)
                                 2001
                                 First Quarter.........   $42.63      $15.25
                                 Second Quarter........    23.48       13.63
                                 Third Quarter.........    20.30       11.24
                                 Fourth Quarter........    21.79       11.48
                                 2002
                                 First Quarter.........    21.00       14.24
                                 Second Quarter........    17.52       12.89
                                 Third Quarter.........    15.11       10.48
                                 Fourth Quarter........    15.24        8.60
                                 2003
                                 First Quarter.........    15.58       12.69
                                 Second Quarter........    18.73       12.98
                                 Third Quarter.........    21.42       17.24
                                 Fourth Quarter........    24.40       19.59

                                       Cisco Stock         High         Low
                                 ---------------------    ------      ------
                                 2004
                                 First Quarter (through
                                 March 15, 2004).......    29.13       22.12

                                 We make no representation as to the amount of dividends, if any, that Cisco will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on Cisco Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in Cisco Stock. Such purchase activity could potentially have increased the price of Cisco Stock and, therefore, the price at which Cisco Stock must trade before you would receive an amount of Cisco Stock worth as much as or more than the principal amount or issue price of the Notes on any Exchange Date or Call Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Cisco Stock, options contracts on Cisco Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Cisco Stock or the amount of cash you will receive upon an exchange or call or at maturity of the Notes.

Supplemental Information
Concerning Plan of
Distribution..................   Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The Agent may allow a concession not in excess of .25% of the principal amount of the Notes to other dealers, which may include Morgan Stanley &
                                 Co. International Limited and Bank Morgan
                                 Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on March 22, 2004. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Cisco Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Cisco Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................   Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                 In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Cisco Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the applicable cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation......................   The following summary is based on the advice of
                                 Davis Polk & Wardwell, our special tax counsel
                                 ("Tax Counsel"), and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue
                                 Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                 Treasury
                                 regulations, changes to any of which
                                 subsequent to the date of this pricing
                                 supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S.
                                 federal income tax laws (e.g., taxpayers who are not U.S. Holders, as defined below, certain financial institutions, tax exempt organizations, dealers and certain traders in options or securities, partnerships or other entities classified as partnerships, or persons who hold a Note as part of a hedging transaction, straddle, conversion or other integrated transaction). Moreover, the effect of any applicable state, local or foreign law is not discussed.

                                 General

                                 We intend to treat the Notes for all tax purposes as "contingent payment debt instruments." Our treatment of the Notes as contingent payment debt instruments will be binding on investors in the Notes, unless an investor timely and explicitly discloses to the IRS that its treatment is different from ours. The treatment of the Notes as contingent payment debt instruments, however, is not binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization described herein. If the IRS were successful in asserting an alternative characterization for the Notes, the timing and character of the income or loss with respect to the Notes may differ.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment discussed above.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o  a citizen or resident of the United States;
                                 o a corporation created or organized in or under the laws of the United Sates or of any political subdivision thereof; or

                                 o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                 We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation-Notes-Optionally Exchangeable
                                 Notes" and "United States Federal
                                 Taxation-Backup Withholding" in the
                                 accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                 Assuming the characterization of the Notes as set forth above, Tax Counsel believes the following U.S. federal income tax consequences should result.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange (including on the exercise of the Morgan Stanley Call Right), or at maturity, of the Notes will generally be treated as ordinary income.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (the "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the comparable yield is an annual rate of 3.5207% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,211.25) consists of the semi-annual coupons and an additional amount equal to $1,484.1485 due at maturity.

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                             Dated: [On or after March 30, 2004]

Morgan Stanley                             Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 761-0674
                                           (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Fixed Rate Notes, .25% Exchangeable Notes due May 15, 2010 (Exchangeable for Shares of Common Stock of Cisco Systems, Inc.) of Morgan Stanley (CUSIP No. 617446ML0) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after March 30, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to May 15, 2010, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 46 dated March 15, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of Cisco Systems, Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.


                                          Very truly yours,


                                          --------------------------------------
                                          [Name of Holder]

                                          By:
                                             -----------------------------------
                                               [Title]


                                          --------------------------------------
                                          [Fax No.]

                                          $_____________________________________
                                          Principal Amount of Notes to be
                                          surrendered for exchange
Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
    -----------------------------------
    Title:

Date and time of acknowledgment ___________________________
Accrued interest, if any, due upon surrender of the Notes for exchange: $_______